Exhibit 99.1

August 21, 2026

Dear Shareholder:

We are pleased to report on the performance of Uwharrie Capital Corp for the second quarter of 2026. The economic environment remains dynamic as businesses and consumers continue to navigate changing interest rate expectations, inflationary pressures, and evolving market conditions. Despite these uncertainties, we remain focused on the fundamentals that have guided our organization for decades: relationship building, sound risk management, strong capital levels, and local decision-making.

During the quarter, your Company achieved several noteworthy milestones:

•
Total assets reached $1.22B, an increase of 4.5% from June 30, 2025
•
Total deposits reached $1.1B, increasing 3.5% from June 30, 2025
•
Net income increased $1.1M, or 39%, from Q2 2025 and $1.8M, or 33%, year-over-year
•
Uwharrie Bank was recognized by the American Bankers Association as the 12th top-performing publicly traded bank in the United States among banks under $2 billion in assets, reflecting our commitment to delivering sustainable performance and long-term shareholder value
•
We completed the relocation of our Mount Pleasant office into a newly renovated, full-service banking facility, enhancing our ability to serve customers while reaffirming our commitment to the community we proudly call home

Reported earnings during the quarter were positively impacted by certain non-recurring items, including gains associated with the sale of Visa shares and the reversal of previously established credit loss reserves. While these items contributed to reported results, they are not representative of the ongoing earnings capacity of the organization. Management remains focused on core operating performance, relationship growth, and disciplined execution of our long-term strategic objectives.

We appreciate the trust and confidence of our shareholders, customers, associates, and communities. Your support enables us to continue building a stronger organization focused on long-term value creation and community impact.

Sincerely,

UWHARRIE CAPITAL CORP

/s/ Roger L. Dick

President and Chief Executive Officer

This Report may contain, among other things, certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, (i) statements regarding certain of the Company's goals and expectations with respect to earnings, income per share, revenue, expenses and the growth rate in such items, as well as other measures of economic performance, including statements relating to estimates of credit quality trends, and (ii) statements preceded by, followed by or that include the words “may,” “could,” “should,” “would,” “believe,” “anticipate,” “estimate,” “expect,” “intend,” “plan,” “projects,” “outlook,” or similar expressions. These statements are based upon the current belief and expectations of the Company‘s management and are subject to significant risks and uncertainties that are subject to change based on various factors (many of which are beyond the Company’s control).

Uwharrie Capital Corp and Subsidiaries
Consolidated Balance Sheets (Unaudited)
	June 30,	June 30,
(Amounts in thousands except share and per share data)	2026	2025

Assets
Cash and due from banks	$10,617	$10,676
Interest-earning deposits with banks	81,095	62,598
Securities available for sale	359,771	340,985
Securities held to maturity (fair value $20,373 and $21,047, respectively)	21,924	23,753
Less: allowance for credit losses on securities held to maturity	(44)	(54)
Net securities held to maturity	21,880	23,699
Equity securities, at fair value	878	325
Loans held for sale	7,820	9,147
Loans held for investment	692,231	677,556
Less: allowance for credit losses on loans	(5,986)	(6,231)
Net loans held for investment	686,245	671,325
Premises and equipment, net	16,745	14,054
Interest receivable	4,353	4,300
Restricted stock	1,825	1,749
Bank-owned life insurance	8,149	8,008
Deferred income tax	6,857	8,036
Loan servicing assets	3,647	3,828
Other assets	12,224	11,024
Total assets	$1,222,106	$1,169,754

Liabilities
Deposits:
Demand, noninterest-bearing	$295,307	$291,431
Interest checking and money market accounts	412,841	394,855
Savings accounts	115,381	102,666
Time deposits, $250,000 and over	120,779	127,984
Other time deposits	154,758	145,428
Total deposits	1,099,066	1,062,364
Short-term borrowed funds	228	1,132
Long-term debt	30,086	29,200
Other liabilities	11,662	11,654
Total liabilities	1,141,042	1,104,350

Shareholders' Equity
Common stock, $1.25 par value: 20,000,000 shares authorized;
issued and outstanding or in process of issuance
7,107,034 and 7,013,052, respectively.
Book value per share $9.91 in 2026 and $7.58 in 2025 (1)	8,884	8,766
Additional paid-in capital	12,812	12,038
Undivided profits	65,844	55,448
Accumulated other comprehensive loss	(17,131)	(21,503)
Total Uwharrie Capital Corp shareholders' equity	70,409	54,749
Noncontrolling interest	10,655	10,655
Total shareholders' equity	81,064	65,404
Total liabilities and shareholders' equity	$1,222,106	$1,169,754

(1) Net income per share, book value per share and weighted average shares outstanding have been adjusted to reflect the 3.0% stock dividend in 2025.

Uwharrie Capital Corp and Subsidiaries
Consolidated Statements of Income (Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(Amounts in thousands except share and per share data)	2026	2025	2026	2025

Interest Income
Interest and fees on loans	$10,691	$10,479	$21,305	$20,704
Interest on investment securities	3,306	3,195	6,547	6,282
Interest-earning deposits with banks and federal funds sold	882	662	1,610	1,152
Total interest income	14,879	14,336	29,462	28,138

Interest Expense
Interest paid on deposits	4,351	4,270	8,845	8,625
Interest paid on borrowed funds	342	335	667	678
Total interest expense	4,693	4,605	9,512	9,303

Net Interest Income	10,186	9,731	19,950	18,835
Provision for (recovery of) credit losses	(424)	254	(486)	535
Net interest income after provision for (recovery of) credit losses	10,610	9,477	20,436	18,300

Noninterest Income
Service charges on deposit accounts	286	263	575	522
Interchange and card transaction fees	341	308	583	557
Other service fees and commissions	1,109	989	2,163	1,970
Gain (loss) on sale of securities	-	-	186	-
Realized/unrealized gain (loss) on equity securities	825	14	846	(9)
Income from mortgage banking	997	1,027	2,178	2,078
Other income	487	483	473	347
Total noninterest income	4,045	3,084	7,004	5,465

Noninterest Expense
Salaries and employee benefits	5,973	5,711	11,855	11,131
Occupancy expense	480	433	977	897
Equipment expense	205	207	404	411
Data processing	237	228	462	441
Loan costs	84	69	150	158
Professional fees and services	210	267	423	537
Marketing and donations	666	359	1,061	718
Software amortization and maintenance	431	356	841	720
Other operating expenses	1,377	1,350	2,185	1,895
Total noninterest expense	9,663	8,980	18,358	16,908

Income before income taxes	4,992	3,581	9,082	6,857
Provision for income taxes	1,079	757	1,954	1,480
Net Income	$3,913	$2,824	$7,128	$5,377

Consolidated net income	$3,913	$2,824	$7,128	$5,377
Less: net income attributable to noncontrolling interest	(141)	(141)	(280)	(280)
Net income attributable to Uwharrie Capital Corp and common shareholders	$3,772	$2,683	$6,848	$5,097
Net Income Per Common Share (1)
Basic	$0.53	$0.37	$0.96	$0.70
Assuming dilution	$0.53	$0.37	$0.96	$0.70
Weighted Average Common Shares Outstanding (1)
Basic	7,131,251	7,258,577	7,149,389	7,273,277
Assuming dilution	7,131,251	7,258,577	7,149,389	7,273,277